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                                                                    Exhibit 99.1


                   Styleclick.com Stockholders Approve Merger
                  with USA Networks' Internet Shopping Network

LOS ANGELES, July 27, 2000 - At a special meeting yesterday, stockholders of Styleclick.com Inc. (NASDAQ: IBUY), overwhelmingly approved the company's proposed merger with Internet Shopping Network, a division of USA Networks, Inc.(NASDAQ: USAI).

In January, Styleclick.com Inc. and USA Networks, Inc., announced an agreement to form a new company by merging USA's Internet Shopping Network and Styleclick.com. The new company will be named Styleclick, Inc. and is positioned to be one of the leading enhanced commerce services providers.

The merger will become effective upon the filing of The Agreement of Merger with the Secretary of State of the state of California. Upon effectiveness of the merger, the shares of Styleclick, Inc. will trade on the Nasdaq stock exchange under the ticker symbol "IBUYD" for approximately 30 days. After the 30 days, the shares will trade under its predecessor's former ticker symbol "IBUY."

The newly formed Styleclick, Inc. will be majority owned by USA Networks, Inc.,a company focused on the new convergence of entertainment, information and direct selling. Styleclick will operate as part of USA Information and Services (USAIS), an operating unit of USA Networks, Inc. which coordinates the efforts of USA's businesses that are engaged in various forms of interactivity.

"Utilizing the support of USA Networks and our sister companies within USA Information and Services, the new Styleclick is able to run a highly scalable business providing powerful commerce services for virtually every type of business," stated Maurizio Vecchione, Styleclick.com's President and Co-CEO.

"Styleclick is really unlike any other company we have encountered. Not only is their electronic commerce technology one step ahead of common standards, but they understand and have the sense to realize the value of syndication models for long-term, stable profitability. Their management and Directors appreciate the potential of this merger - an end-to-end solution for merchandisers that is unparalleled in its technology and experience - and we expect the combined entity to play a significant role in the success of our clients and our USAIS businesses," said Jon Miller, President and CEO, USAIS.

About Styleclick, Inc. Upon effectiveness of the merger, Styleclick, Inc. will launch as a leading enhanced commerce services provider, bringing businesses online. Leveraging a common technology platform that is highly automated to offer scalability, Styleclick will offer Web design & construction, strategic merchandising, product distribution, and fulfillment & customer care. The Company will represent businesses over 90 product categories, across more than 100,000 consumer products, aggregated from over 300 national brands. A majority-owned subsidiary of USA Networks, Inc., Styleclick operates as part of USA Information and Services (USAIS), which coordinates the efforts of USAi's businesses engage in various forms of interactivity.

About USA Networks, Inc. USA Networks, Inc. (NASDAQ: USAI ) is focused on the new convergence of entertainment, information and direct selling. Formed in February 1998, the Company is organized into three distinct but interrelated units which include the following assets: USA Entertainment's USA Network, SCI FI Channel, TRIO, NWI, Studios USA, USA Films, USA Broadcasting and Interactive Entertainment; USA Electronic Retailing's HSN, HSN International, HSN Interactive; and USA INFORMATION and Services' Ticketmaster, Ticketmaster Online-Citysearch (NASDAQ:TMCS), Match.com, Hotel Reservations Network (NASDAQ:
ROOM) Electronic Commerce and Services, Internet Shopping Network and Precision Response Corporation.

This press release contains forward-looking statements about Styleclick.com Inc. and Styleclick, Inc. Except for historical information, the matters discussed in this press release are forward-looking statements that are

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subject to certain risks and uncertainties that could cause the actual results to differ materially from those planned or projected.

# # #

Media inquiries please contact Bonnie Poindexter 310/751-2142, and investor inquiries please contact Gail Laguna 310/751-2100.